                                                                    EXHIBIT 4.52


                                                                             CTC
                                                                  LOAN NO. T0362

                              CONTINUING GUARANTY

STATE OF LOUISIANA   )
                     )
PARISH OF CALCASIEU  )

       BEFORE ME, the undersigned Notary Public, and in the presence of the undersigned competent witnesses, personally came and appeared the party listed below, who, after being duly sworn, did state:

       THIS CONTINUING GUARANTY (this "Guaranty") is made as of April 20, 1995, by MERCURY CELLULAR TELEPHONE COMPANY ("MCTC") for the benefit of the COBANK, ACB ("CoBank").

                                R E C I T A L S:

       WHEREAS, CoBank and CTC Financial, Inc. (the "Borrower") have entered into that certain Loan Agreement, dated as of even date herewith (as the same may be amended, supplemented, extended or restated from time to time, the "Loan Agreement"), providing for a loan of up to $18,000,000 (the "Loan"); and

       WHEREAS, the proceeds of the Loan will be reloaned by the Borrower to MCTC for the purposes set forth in the Loan Agreement; and

       WHEREAS, as an inducement to CoBank to enter into the Loan Agreement and to make the Loan, MCTC has agreed to guarantee the Obligations (as hereinafter defined);

       NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, MCTC hereby agrees as follows:

       SECTION 1. DEFINITIONS. Capitalized terms used in this Guaranty, unless otherwise defined herein, shall have the meanings assigned to them in the Loan Agreement.

       SECTION 2. OBLIGATIONS. "Obligations" shall mean (a) the principal, interest and other amounts becoming due and payable, whether by acceleration or otherwise, under that certain Promissory Note, dated of even date herewith, made by the Borrower to the order of CoBank, in the original principal amount of $18,000,000 (as the same may be amended, extended, renewed or replaced from time to time, the "Note"); and (b) all other payments or performances to be made by the Borrower under the other Loan Documents to which it is a party.

CONTINUING GUARANTY/MCTC
LOAN NO. T0362


       SECTION 3. GUARANTY PROVISIONS.

              (A) In consideration of the loans made and to be made by CoBank to the Borrower pursuant to the Loan Agreement and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, MCTC hereby absolutely, unconditionally, directly, irrevocably, completely and immediately guarantees the full and prompt payment, when due, whether by acceleration or otherwise, and the prompt performance, of the Obligations;

              (B) MCTC further agrees to pay to CoBank, upon demand, all losses and reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, that may be incurred by CoBank in attempting to cause the Obligations to be paid, performed or otherwise satisfied or in attempting to cause satisfaction of MCTC's liability under this Guaranty or in attempting to protect or preserve any property, personal or real, securing the Obligations;

              (C) MCTC agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment by the Borrower, Cameron Communications Corporation ("CCC"), Mercury, Inc. ("Mercury") or any other person to CoBank on account of the Obligations is rescinded or must otherwise be returned or restored by CoBank upon the insolvency or bankruptcy of the Borrower, CCC, Mercury or any other obligor, guarantor, endorser or surety of the Obligations, all as though such payment had not been made;

              (D) It is the intention of MCTC and CoBank that MCTC's liability hereunder shall not be in excess of the maximum amount permitted by applicable federal bankruptcy, state insolvency, or similar laws (collectively, the "Applicable Laws"). To that end, but only to the extent such liability would otherwise be subject to avoidance under the Applicable Laws if MCTC is not deemed to have received valuable consideration, fair value or reasonably equivalent value for its liability hereunder, MCTC's liability hereunder shall be reduced to that amount which, after giving effect thereto, would not render MCTC insolvent, or leave MCTC with unreasonably small capital to conduct business, or cause MCTC to have incurred debts (or intended to have incurred debts) beyond MCTC's ability to pay such debts as they mature, at the time such liability is deemed to have been incurred under the Applicable Laws. As used herein, the terms "insolvent" and "unreasonably small capital" shall be determined in accordance with the Applicable Laws. This Subsection (D) is intended solely to preserve the rights of CoBank hereunder to the maximum extent permitted by the Applicable Laws, and neither MCTC nor any other person shall have any right or claim under this Subsection (D) that would not otherwise be available under the Applicable Laws;

              (E) MCTC assents to all terms and agreements heretofore or hereafter made by the Borrower with CoBank with respect to the Loan and the Loan Documents;

Continuing Guaranty/MCTC
Loan No. T0362


              (F) MCTC hereby consents to the following and agrees, with or without notice (all notices being hereby waived), that its liability will not be affected or impaired by (i) the exchange, release or surrender of any collateral or any claim against the Borrower, CCC, Mercury or any other person, or the waiver, release or subordination of any security interest, in whole or in part; (ii) the waiver or delay in the exercise of any of CoBank's rights or remedies against the Borrower, CCC, Mercury or any other person; (iii) the renewal, extension or modification of the terms or amounts of any of the Obligations, the Loan Documents or any other instrument or agreement evidencing the same; or (iv) the acceptance by CoBank of other guaranties;

              (G) MCTC waives acceptance hereof, notice of acceptance hereof, and notice of acceleration of and intention to accelerate the Obligations, and waives presentment, demand, protest, notice of dishonor, notice of default, notice of nonpayment or protest in relation to any instrument evidencing any of the Obligations, and any other demands and notices required by law except as such waiver may be expressly prohibited by law;

              (H) This is a guaranty of payment and performance and not of collection only. The liability of MCTC under this Guaranty shall be absolute, unconditional, direct, irrevocable, complete and immediate and shall not be contingent upon the pursuit of any remedies against the Borrower, CCC, Mercury or any other person, nor against any security or lien available to CoBank, its successors, successors-in-title, endorsees or assigns, and shall be joint and several with the liabilities of all other guarantors of the Obligations. MCTC waives any right to require that an action be brought against the Borrower, CCC, Mercury or any other person or to require that resort be had to any security. In the event of a default under any of the Loan Documents, CoBank shall have the right to enforce its rights, powers and remedies under any of the Loan Documents in any order, and all rights, powers and remedies available to CoBank in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. Accordingly, MCTC hereby authorizes and empowers CoBank upon acceleration of the maturity of the Note or any other Obligation, at its sole discretion, and without notice to MCTC, to exercise any right or remedy which CoBank may have or any right or remedy hereinafter granted which CoBank may have as to any security. MCTC waives any right to require any action on the part of CoBank to proceed to collect amounts due under the Note or any other Obligation;

              (I) MCTC hereby subordinates any and all indebtedness of the Borrower, CCC or Mercury now or hereafter owed to MCTC to all Obligations of the Borrower, CCC or Mercury to CoBank, and agrees with CoBank that, from and after the occurrence of a default or event of default under any of the Loan Documents, and for so long as such default or event of default exists, MCTC shall not demand or accept any payment of principal or interest from the Borrower, CCC or Mercury, shall not claim any offset or other reduction of MCTC's liability hereunder because of any such indebtedness and shall not take

Continuing Guaranty/MCTC
Loan No. T0362


any action to obtain any of the security for the Obligations; provided, however, that, if CoBank so requests, such indebtedness shall be collected, enforced and received by MCTC as trustee for CoBank and be paid over to CoBank on account of the Obligations of the Borrower, CCC or Mercury to CoBank, but without reducing or affecting in any manner the liability of MCTC under the other provisions of this Guaranty;

              (J) MCTC hereby authorizes CoBank, without notice to MCTC, to apply all payments and credits received from the Borrower, CCC, Mercury any other person under the Loan Documents or realized from any security in connection with the Loan in such manner and in such priority as CoBank in its sole judgment shall see fit to the Obligations or to any other liabilities of the Borrower, CCC, Mercury or any other person to CoBank, and MCTC agrees that any such application shall not in any way affect its liabilities hereunder;

              (K) The liability of MCTC under this Guaranty shall not in any manner be affected by reason of any action taken or not taken by CoBank, which action or inaction is hereby consented and agreed to by MCTC, nor by the partial or complete unenforceability or invalidity of any other guaranty or surety agreement, pledge, assignment, or other security for any of the Obligations. No delay in making demand on MCTC for satisfaction of its liability hereunder shall prejudice CoBank's right to enforce such satisfaction. All of CoBank's rights and remedies shall be cumulative and any failure of CoBank to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, and from time to time, thereafter;

              (L) This Guaranty shall be a continuing one and shall be binding upon MCTC regardless of how long before or after the date hereof the Obligations are incurred. This Guaranty shall remain in full force and effect until a written instrument of termination shall be executed and delivered by a duly authorized officer of CoBank. CoBank will only be obligated to execute such an instrument of termination if: (i) all Obligations have been paid in full; (ii) CoBank has no further commitment or obligation to extend credit to the Borrower; and (iii) any preference period applicable to payments made on or security given for the Obligations has expired under applicable bankruptcy and insolvency laws; and

              (M) MCTC hereby irrevocably waives any and all rights it may have to enforce any of CoBank's rights or remedies or participate in any security now or hereafter held by CoBank, and any and all such other rights of subrogation, reimbursement, contribution or indemnification against the Borrower, CCC, Mercury or any other person having any manner of liability for the Borrower's, CCC's or Mercury's obligations to CoBank, whether or not arising hereunder, by agreement, at law or in equity.

       SECTION 4. REPRESENTATIONS AND WARRANTIES. To induce CoBank to make the Loan, and recognizing that CoBank is relying hereon, MCTC represents and warrants to CoBank, on and as of the date hereof and the Funding Date, as follows:

Continuing Guaranty/MCTC
Loan No. T0362


              (A) ORGANIZATION; POWERS; ETC. MCTC (i) is duly organized, validly existing, and in good standing under the laws of the state of its incorporation; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification; (iii) has all requisite corporate and legal power to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents to which it is a party; and (iv) has duly and lawfully obtained and maintains all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be otherwise required by law.

              (B) DUE AUTHORIZATION; NO VIOLATIONS; ETC. The execution and delivery by MCTC of, and the performance by MCTC of its obligations under, the Loan Documents to which it is a party have been duly authorized by all requisite corporate action on the part of MCTC and its shareholders and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or bylaws, if any, of MCTC, or any agreement, indenture, mortgage, or other instrument to which MCTC is a party or by which MCTC or any of its properties are bound, or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default under any such agreement, indenture, mortgage, or other instrument.

              (C) GOVERNMENTAL APPROVAL. No consent, permission, authorization, order, or license of any governmental authority is necessary in connection with the execution, delivery, performance, or enforcement of the Loan Documents to which MCTC is a party or the creation and perfection of the liens and security interests granted thereby, except such as have been obtained and are in full force and effect.

              (D) BINDING AGREEMENT. Each of the Loan Documents to which MCTC is a party is, or when executed and delivered will be, the legal, valid, and binding obligation of MCTC, enforceable against MCTC in accordance with its terms, subject only to limitations on enforceability imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and (ii) general equitable principles.

              (E) COMPLIANCE WITH LAWS. MCTC is in compliance in all material respects with all Laws, the failure to comply with which could have a Material Adverse Effect (as hereinafter defined) on MCTC. For purposes of this Guaranty, the term "Material Adverse Effect" shall mean a material adverse effect on the condition, financial or otherwise, operations, properties or business of MCTC or on the ability of MCTC to perform its obligations under the Loan Documents to which it is a party.

              (F) ENVIRONMENTAL COMPLIANCE. Without limiting the provisions of Subsection (E), all property owned or leased by MCTC and all operations conducted by it

Continuing Guaranty/MCTC
Loan No. T0362


are in compliance in all material respects with all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect on MCTC.

              (G) LITIGATION. There are no pending legal, arbitration, or governmental actions or proceedings to which MCTC is a party or to which any of its property is subject which could have a Material Adverse Effect on MCTC, and to the best of MCTC's knowledge, no such actions or proceedings are threatened or contemplated.

              (H) FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE; ETC. The audited financial statements of MCTC for the fiscal year ended December 31, 1993, the unaudited financial statements for the fiscal year ended December 31, 1994, and the unaudited financial statements for the two-month period ended February 28, 1995, submitted to CoBank in connection with the Loan, fairly and fully present in all material respects the financial condition of MCTC and the results of MCTC's operations for the periods covered thereby and were prepared in accordance with GAAP consistently applied and any system of accounts to which MCTC is subject. Since December 31, 1993, there has occurred no event which has had or could have a Material Adverse Effect on MCTC. All budgets, projections, feasibility studies, and other documentation submitted to CoBank in connection with the Loan were based upon assumptions that were reasonable and realistic at the time submitted and, as of the date hereof, no fact has come to light, and no event or transaction has occurred, which would cause any assumption made therein not to be reasonable or realistic.

              (I) PRINCIPAL PLACE OF BUSINESS; RECORDS. The principal place of business and chief executive office of MCTC and the place where the records required by Section 5(G) are kept is at the address of MCTC shown in Section 7(E).

              (J) EMPLOYEE BENEFIT PLANS. To the extent applicable, MCTC is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

              (K) TAXES. MCTC has filed or caused to be filed all federal, state and local tax returns that are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it to the extent that such taxes have become due, unless such taxes are being contested by MCTC in good faith and by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside on MCTC's books therefor.

              (L)    INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY
ACT. MCTC is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. MCTC is not a

Continuing Guaranty/MCTC
Loan No. T0362


"holding company" as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

              (M) USE OF PROCEEDS. The funds to be borrowed under the Loan Agreement will be used only as contemplated thereby. No part of such funds will be used to purchase any "margin securities" or otherwise in violation of the regulations of the Federal Reserve System.

              (N) STOCK OF SUBSIDIARIES. MCTC has no subsidiary other than as described on Exhibit A hereto. MCTC is the registered and beneficial owner of the specified percentage of the shares of issued and outstanding capital stock of each such subsidiary as set forth on Exhibit A hereto, which stock is owned free and clear of all liens, warrants, options, rights to purchase, rights of first refusal and other interests of any person, except as set forth on Exhibit A hereto. The stock of each of such subsidiary has been duly authorized and validly issued and is fully paid and non-assessable.

              (O) FINANCIAL CONDITION. The liability and obligations of MCTC incurred or arising under this Guaranty and the other Loan Documents to which it is a party and of the Borrower incurred or arising under the Note, the Loan Agreement and the other Loan Documents to which it is a party will benefit substantially MCTC directly and indirectly, and MCTC's board of directors has made that determination. MCTC has full and complete access to all of the Loan Documents and other documents relating to the Obligations, has reviewed them and is fully aware of the meaning and effect of their contents. MCTC is fully informed of all circumstances that bear upon the risks of executing this Guaranty which a diligent inquiry would reveal. MCTC has adequate means to obtain from the Borrower, on a continuing basis, information concerning the financial condition of the Borrower, and is not depending on CoBank to provide such information, now or in the future. MCTC agrees that CoBank will have no obligation to advise or notify MCTC of or provide MCTC with any data or information.

              (P) LICENSES; PERMITS; ETC. MCTC is the valid holder of all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be required by law, including, without limitation, all FCC licenses and permits and all licenses and permits, if any, required by the Commission, and all such licenses, certificates, permits, authorizations, approvals, and the like are in full force and effect.

              (Q) BUSINESS. MCTC is not engaged in any business activity or operation other than the provision of telecommunications services.

              (R) REAL PROPERTY. MCTC owns no real property other than that identified in the Mortgage.

Continuing Guaranty/MCTC
Loan No. T0362


       SECTION 5. AFFIRMATIVE COVENANTS. MCTC covenants and agrees with CoBank that, so long as this Guaranty shall remain in effect or the Obligations have not been fully paid or otherwise satisfied, MCTC, unless CoBank shall otherwise consent in writing, will do the following:

              (A) CORPORATE EXISTENCE. Preserve and keep in full force and effect its corporate existence and good standing in the jurisdiction of its incorporation, and its qualification to transact business and good standing in all places in which the character of its properties or the nature of its business requires such qualification.

              (B) COMPLIANCE WITH LAWS AND AGREEMENTS. Comply in all material respects with (i) all Laws, the failure to comply with which could have a Material Adverse Effect on MCTC, and (ii) all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound.

              (C) COMPLIANCE WITH ENVIRONMENTAL LAWS. Without limiting the provisions of Subsection (B), comply in all material respects with, and cause all persons occupying or present on any properties owned or leased by it to so comply with, all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect on MCTC.

              (D) LICENSES; PERMITS; ETC. Duly and lawfully obtain and maintain in full force and effect all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or which may be required by Law, including without limitation, all FCC licenses and all licenses and permits, if any, of the Commission.

              (E) INSURANCE. Maintain insurance with insurance companies or associations acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as CoBank may request. All such policies insuring any collateral provided for in any of the Loan Documents to which MCTC is a party shall provide for loss payable clauses or endorsements in form and content acceptable to CoBank. At the request of CoBank, all policies (or such other proof of compliance with this Subsection (E) as may be satisfactory to CoBank) shall be delivered to CoBank.

              (F) PROPERTY MAINTENANCE. Maintain and preserve at all times its property, and each and every part and parcel thereof; in good repair, working order and condition, ordinary wear and tear excepted.

              (G) BOOKS AND RECORDS. Keep adequate records and books of account in accordance with GAAP consistently applied and any system of accounts to which it is subject.

Continuing Guaranty/MCTC
Loan No. T0362


              (H) INSPECTION. Permit CoBank or its agents, during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, operations, and accounts with its officers, directors, employees, and independent certified public accountants.

              (I)    REPORTS AND NOTICES. Furnish to CoBank:

                     (1) ANNUAL FINANCIAL STATEMENTS. As soon as available, but in no event later than 120 days after the end of each fiscal year of MCTC occurring during the term hereof, annual consolidated and consolidating financial statements of MCTC prepared in accordance with GAAP consistently applied and any system of accounts to which MCTC is subject. Each of such financial statements shall: (a) be audited by independent certified public accountants selected by MCTC and acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion acceptable to CoBank; (c) be prepared in reasonable detail; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

                     (2) MONTHLY AND YEAR-TO-DATE FINANCIAL STATEMENTS. As soon as available but in no event later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of MCTC occurring during the term hereof, unaudited monthly (for the three months immediately preceding such fiscal quarter end) and year-to-date financial statements of MCTC prepared in accordance with GAAP consistently applied and any system of accounts to which MCTC is subject (except for the omission of footnotes and for the effect of normal year-end audit adjustments). Each of such financial statements shall:
       (a) be prepared in reasonable detail; and (b) include a balance sheet, a statement of income for such months and period year-to-date, a statement of cash flows, and such other statements as CoBank may specifically request, which statements shall include any and all supplements thereto.

                     (3) FINANCIAL FORECAST. As soon as available, but in no event later than 30 days after the first day of each fiscal year of MCTC, a one-year financial forecast for MCTC which shall include, without limitation, a statement of income, a balance sheet, a statement of sources and uses of funds, capital expenditure projections and such other information as CoBank shall reasonably require.

                     (4) NOTICE OF DEFAULT. Promptly after becoming aware thereof, notice of (a) the occurrence of any Default or Event of Default under any of the Loan Documents, or (b) the occurrence of any breach, default, event of default, or other event which with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any agreement, indenture, mortgage, or other instrument (other than the Loan Documents) to which MCTC is a party or by

Continuing Guaranty/MCTC
Loan No. T0362


       which MCTC or any of its property is bound or affected if the effect of such breach, default, event of default, or other event is to accelerate, or to permit the acceleration of, the maturity of any indebtedness under such agreement, indenture, mortgage, or other instrument; provided, however, that the failure to give such notice shall not affect the right and power of CoBank to exercise any and all of the remedies specified herein.

                     (5) NOTICE OF NON-ENVIRONMENTAL LITIGATION. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting MCTC which could have a Material Adverse Effect on MCTC.

                     (6) NOTICE OF ENVIRONMENTAL LITIGATION. Without limiting the provisions of Subsection (I)(5), promptly after receipt or becoming aware thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communications alleging a condition that may require MCTC to undertake or to contribute to a cleanup or other response under Laws relating to environmental protection, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claims personal injury or property damage to any person or property as a result of environmental factors or conditions or which could have a Material Adverse Effect on MCTC.

                     (7) REGULATORY AND OTHER NOTICES. Promptly after filing, receipt, or becoming aware thereof, copies of any filings or communications sent to or notices or other communications received by MCTC from any governmental authority, including, without limitation, the Commission and the FCC, relating to any noncompliance by MCTC with any Law or with respect to any matter or proceeding the effect of which could have a Material Adverse Effect on MCTC.

                     (8) MATERIAL ADVERSE CHANGE. Prompt notice of any matter which has had or could have a Material Adverse Effect on MCTC.

                     (9) COMPLIANCE CERTIFICATES. Concurrently with each financial statement required to be furnished pursuant to Subsections
       (I)(1) and (I)(2), a certificate in the form attached as Exhibit B to the Loan Agreement executed by the chief accounting officer of MCTC.

                     (10) ERISA REPORTABLE EVENTS. Within 10 days after MCTC becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) with respect to MCTC, a statement describing such Reportable Event and the actions proposed to be taken in response to such Reportable Event.

Continuing Guaranty/MCTC
Loan No. T0362


                     (11) OTHER INFORMATION. Such other information regarding the condition, financial or otherwise, or operations of MCTC as CoBank may, from time to time, reasonably request.

              (J) FINANCIAL COVENANTS. All calculations necessary for the financial covenants set forth in this Subsection (J) shall be made in accordance with GAAP consistently applied for MCTC alone, without taking into account the financial results or assets and liabilities of any affiliated entity.

                     (1) TOTAL LEVERAGE RATIO. Commencing June 30, 1995, maintain at all times a Total Leverage Ratio not in excess of 3.50 to
       1.00. The term "Total Leverage Ratio" shall mean the ratio of Indebtedness to Operating Cash Flow (as such terms are hereinafter defined). The term "Indebtedness" shall mean (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) capitalized agreements, (f) fixed rate hedging obligations that are due (after giving effect to any period of grace or notice requirement applicable thereto) and remain unpaid, and (g) fixed payment obligations under guaranties that are due and remain unpaid. The term "Operating Cash Flow" shall mean the sum of (i) pre-tax income, or deficit, as the case may be, after payment of all management fees (excluding extraordinary gains and the write up of any asset and any investment income or loss), (ii) total interest expense (including non-cash interest), (iii) depreciation and amortization expense, and (iv) management fees accruing during the applicable period but unpaid. Operating Cash Flow shall be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition of any operation or business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.

                     (2) DEBT SERVICE COVERAGE RATIO. Commencing June 30, 1995, maintain at all times a Debt Service Coverage Ratio, for the immediately preceding four fiscal quarters, equal to or greater than
       1.25 to 1.0. The term "Debt Service Coverage Ratio" shall mean the ratio derived by dividing (a) Operating Cash Flow minus cash taxes by (b) the aggregate of principal and interest payments due on Indebtedness during the period of calculation.

Continuing Guaranty/MCTC
Loan No. T0362


       SECTION 6. NEGATIVE COVENANTS. Unless otherwise agreed to in writing by CoBank, MCTC covenants and agrees with CoBank that, so long as this Guaranty is in effect or the Obligations shall be unpaid or otherwise unsatisfied, MCTC shall not:

              (A) BORROWINGS. Create, incur, assume, enter into or allow to exist, directly or indirectly, (i) any indebtedness or liability for borrowed money, for the deferred purchase price of property or services, or for the lease of real or personal property which lease is required to be capitalized under GAAP or which is treated as an operating lease under regulations applicable to it but which otherwise would be required to be capitalized under GAAP, or (ii) any reimbursement obligation with respect to a letter of credit or similar instrument, except for (a) obligations to the Borrower for the reloan of the proceeds of the Loan as contemplated by the Loan Agreement; (b) accounts payable to trade creditors and current operating liabilities (other than for borrowed money) incurred in the ordinary course of its business; (c) purchase money indebtedness for the financing of, or Capital Lease indebtedness with respect to, Northern Telecom Finance Corporation equipment in an amount not to exceed $3,500,000 at any time outstanding; (d) purchase money indebtedness for the financing of certain inventory obtained from Audiovox South Corporation; and (e) any reimbursement obligation with respect to a letter of credit, draws under which are available to fund capital contribution requirements of MCTC with respect to any "PCS Investment" (as defined in Subsection (E)) and which has an available amount not in excess of $2,500,000 (provided that the available amount of the letter of credit declines by the amount of (I) any PCS Investments made in lieu of a draw on such letter of credit and (II) any draws under such letter of credit),

              (B) LIENS. Create, incur, assume, or allow to exist any mortgage, deed of trust, deed to secure debt, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal. The foregoing restrictions shall not apply to (i) liens in favor of CoBank; (ii) liens for taxes, assessments, or governmental charges that are not past due, or are being contested in good faith and by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside therefor; (iii) liens, pledges, and deposits under workers' compensation, unemployment insurance, and social security laws; (iv) liens, deposits, and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of its business as conducted on the date hereof; (v) liens imposed by law in favor of mechanics, materialmen, warehousemen, lessors and like persons that secure obligations that are not past due, or are being contested in good faith and by appropriate proceedings and then only to the extent reserves required by GAAP have been set aside therefor; and (vi) liens or other encumbrances on the equipment (and any proceeds therefrom) financed with indebtedness identified in Subsections (A)(c) and (d).

              (C) MERGERS; ACQUISITIONS; ETC. Merge or consolidate with any other entity or acquire all or substantially all of the assets of any person or entity, or form or

Continuing Guaranty/MCTC
Loan No. T0362


create any subsidiary, or commence operations under any other name, organization, or entity, including any joint venture.

              (D) TRANSFER OF ASSETS. Sell, transfer, lease, enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets, except in the ordinary course of its business.

              (E) LOANS AND INVESTMENTS. After the date hereof, make any loan, extension of credit or advance to, invest in, purchase or make any commitment to purchase any commercial paper, stock, bonds, notes, or other securities of any person or entity (each, whether made directly or indirectly, an "Investment"), other than (i) securities or deposits issued, guaranteed or fully insured as to payment by the United States of America or any agency thereof, (ii) stock or other securities of CoBank, (iii) commercial paper, stocks, bonds, notes or other securities of institutions whose senior unsecured debt obligations are rated by a nationally recognized rating organization in any of its three highest rating categories or any equivalent successor rating categories, or (iv) mutual funds that have a four star rating by Morningstar Mutual Funds, 225 West Wacker Drive, Chicago, Illinois 60606, or an equivalent rating by a nationally recognized rating organization, except that with respect to clauses (iii) and (iv) no such Investment in any single institution or mutual fund shall exceed $1,000,000 at any one time; provided, however, that so long as no Default or Event of Default exists or would occur as a result thereof and MCTC has not relied on the last proviso of this Subsection (E) or the proviso in Subsection (J) to make any Investments or any dividends or other distributions, MCTC may make Investments as a limited partner in an amount not to exceed $5,000,000 during the combined calendar years 1995 and 1996 for the purpose of funding the purchase by such limited partnership of personal communication services licenses and the build out by a limited partnership of personal communication services systems under such licenses, and associated costs (any such Investments, a "PCS Investment"); and provided, further, however, that so long as no Default or Event of Default exists or would occur as a result thereof (and, with respect to either of the fiscal years ending December 31,1995 or December 31, 1996, if MCTC has not made PCS Investments during such fiscal year in excess of 25% of MCTC's after tax net income for the immediately preceding fiscal year, determined in accordance with GAAP consistently applied), MCTC may make Investments (including PCS Investments) during any fiscal year in an amount which, when aggregated with the amount of all dividends and other distributions made during such fiscal year, does not exceed 25% of after tax net income of MCTC for the immediately preceding fiscal year, determined in accordance with GAAP consistently applied.

              (F) GUARANTEES. Guarantee, assume or otherwise become obligated or liable with respect to the indebtedness or other obligations of any person or entity.

              (G) CHANGE IN BUSINESS. Engage in any business activity or operation different from or unrelated to MCTC's current business activities or operations.

Continuing Guaranty/MCTC
Loan No. T0362


              (H) DISPOSITION OF LICENSES. Sell, assign, transfer, or otherwise dispose of, or attempt to dispose of, in any way, any registrations, licenses, franchises, grants, permits, or other governmental approvals.

              (I) SALARIES; WAGES; COMPENSATION. Pay any wages, salaries or other compensation to any officer, director, stockholder (or relative thereof) of MCTC unless such compensation shall be (i) reasonable and comparable with compensation paid by companies of like nature, similarly situated, and (ii) payment for services actually rendered.

              (J) DIVIDENDS. Make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders of MCTC, retire, redeem, purchase or otherwise acquire for value any capital stock of MCTC; provided, however, that so long as no Default or Event of Default exists or would occur as a result thereof; MCTC may pay dividends during any fiscal year in an amount which, when aggregated with the amount of all Investments (including any PCS Investment) made during such fiscal year, does not exceed 25% of after tax net income of MCTC for the immediately preceding fiscal year, determined in accordance with GAAP consistently applied.

       SECTION 7. MISCELLANEOUS.

              (A) GOVERNING LAW. Except to the extent governed by applicable federal law, this Guaranty shall be governed by and construed in accordance with the laws of the State of Louisiana, without reference to choice of law doctrine.

              (B) BINDING EFFECT. This Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including any holder or owner of the Note or any other Loan Document.

              (C) SEVERABILITY. If any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

              (D) NON-WAIVER; MODIFICATION; ELECTION OF REMEDIES. The failure of CoBank to insist, in any one or more instances, upon a strict performance of any of the terms and conditions of this Guaranty, or to exercise or fail to exercise any option or right contained herein, shall not be construed as a waiver or a relinquishment for the future of such right or option, but the same shall continue and remain in full force and effect. CoBank's knowledge of the breach of any term or condition hereof shall not be deemed a waiver of such breach, and no waiver by CoBank of any provision hereof shall be deemed to have been made, or operate as an estoppel, unless expressed in writing and signed by CoBank. No enforcement of any remedy shall constitute an election of remedies.

Continuing Guaranty/MCTC
Loan No. T0362


              (E) NOTICES. All notices hereunder shall be made, and shall be deemed to be duly given if made, in the manner provided for notices under
Section 19 of the Loan Agreement, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

       If to MCTC, as follows:
                                   Mercury Cellular Telephone Company
                                   One Lakeshore Drive, Suite 1495
                                   P.O. Drawer 3709
                                   Lake Charles, Louisiana 70602
                                   Attn: Robert Piper; cc: Thomas G. Henning
                                   Fax No.: (318) 439-0769

       If to CoBank, as follows:
                                   CoBank, ACB
                                   200 Galleria Parkway
                                   Suite 1900
                                   Atlanta, Georgia 30339
                                   Attn: Rural Utility Banking Group
                                   Fax No.: (404) 618-3202

              (F) REGULATORY APPROVALS. Upon any action by CoBank to commence the exercise of remedies hereunder or under the Mortgage, the Security Agreement, the CCC Pledge Agreement, or the Mercury Pledge Agreement MCTC hereby undertakes and agrees to cooperate and join with CoBank in any application to the Commission or the FCC or any other regulatory body, administrative agency, court or other forum (any such entity, a "Governmental Authority") with respect thereto and to provide such assistance in connection therewith as CoBank may request, including, without limitation, the preparation of filings and appearances of officers and employees of MCTC before such Governmental Authority, in each case in support of any such application made by CoBank, and MCTC shall not, directly or indirectly, oppose any such action by CoBank before any such Governmental Authority.

       SECTION 8. CONSENT TO JURISDICTION. To the maximum extent permitted by law, MCTC agrees that any legal action or proceeding with respect to this Guaranty or any other Loan Document may be brought in the courts of the State of Louisiana or of the United States of America for the Western District of Louisiana, all as CoBank may elect. By execution of this Guaranty, MCTC hereby irrevocably submits to each such jurisdiction, expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile. Nothing contained herein shall affect the right of CoBank to commence legal proceedings or otherwise proceed against MCTC in any other jurisdiction or to serve process in any manner permitted or required by law.

Continuing Guaranty/MCTC
Loan No. T0362


              THUS DONE AND SIGNED, at the place and on the date indicated below, and in the presence of the undersigned Notary Public and the respective undersigned witnesses indicated below, by duly authorized officers of MCTC, after a due reading of the whole.

              At Lake Charles, Louisiana, on April 20, 1995.


                                     MERCURY CELLULAR TELEPHONE COMPANY

                                     By: /s/ ROBERT PIPER
                                        --------------------------------------
                                        Name: Robert Piper
                                        Title: President


                                     Attest: /s/ THOMAS G. HENNING
                                            ----------------------------------
                                            Name: Thomas G. Henning
                                            Title: Secretary

                                                   [CORPORATE SEAL]

Witnesses to all signatures:

/s/ SHEILA KING
------------------------------
Witness

/s/ CAROLYN NUNEZ
------------------------------
Witness

/s/ SANDRA DIAZ
------------------------------
Notary Public

My commission expires: lifetime commission
                       -------------------

        [NOTARIAL SEAL]

                                   EXHIBIT A



================================================================================
                              PERCENT OF
                              SUBSIDIARY            SHARES
       SUBSIDIARY           OWNED BY PARENT       OUTSTANDING      LIENS
--------------------------------------------------------------------------------
Mercury Cellular of            100%                   10            None
Kansas, Inc.
================================================================================